FEDERAL INSURANCE COMPANY
Endorsement No.:	9
Bond Number:	70437039

NAME OF ASSURED: VALUED ADVISERS TRUST

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 5 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on February 1, 2013.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: April 29, 2013

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY

Endorsement No:	10

Bond Number:	70437039

NAME OF ASSURED: VALUED ADVISERS TRUST

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Valued Advisers Trust

LS Opportunity Fund

Golub Group Equity Fund

TEAM Asset Strategy Fund

Geier Strategic Total Return Fund

Longview Global Allocation Fund

Cloud Capital Strategic Large Cap Fund

Cloud Capital Strategic Mid Cap Fund

Angel Oak Multi-Strategy Income Fund

Granite Value Fund

Green Owl Intrinsic Value Fund

Mitchell Capital All-Cap Growth Fund

This Endorsement applies to loss discovered after 12:01 a.m. on February 1, 2013.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: April 29, 2013

ICAP Bond

Form 17-02-0949 (Rev. 1-97) Page 1

FEDERAL INSURANCE COMPANY
Endorsement No.:	11
Bond Number:	70437039

NAME OF ASSURED: VALUED ADVISERS TRUST

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 10 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on February 28, 2013.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: April 29, 2013

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY

Endorsement No:	12

Bond Number:	70437039

NAME OF ASSURED: VALUED ADVISERS TRUST

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Valued Advisers Trust

LS Opportunity Fund

Golub Group Equity Fund

TEAM Asset Strategy Fund

Geier Strategic Total Return Fund

Longview Global Allocation Fund

Cloud Capital Strategic Large Cap Fund

Cloud Capital Strategic Mid Cap Fund

Angel Oak Multi-Strategy Income Fund

Granite Value Fund

Green Owl Intrinsic Value Fund

Mitchell Capital All-Cap Growth Fund

Sound Mind Investing Fund

Sound Mind Investing Balanced Fund

SMI Dynamic Allocation Fund

Dreman Contrarian Small Cap Value Fund -Class A

Dremen Contrarian Small Cap Value Fund -Retail

Dremen Contrarian Small Cap Value Fund -Institutional

This Endorsement applies to loss discovered after 12:01 a.m. on February 28, 2013.

ICAP Bond

Form 17-02-0949 (Rev. 1-97) Page 1

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: April 29, 2013

ICAP Bond

Form 17-02-0949 (Ed. 1-97) Page 2

FEDERAL INSURANCE COMPANY
Endorsement No.:	13
Bond Number:	70437039

NAME OF ASSURED: VALUED ADVISERS TRUST

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 12 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on December 21, 2012.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: June 10, 2013

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY

Endorsement No:	14

Bond Number:	70437039

NAME OF ASSURED: VALUED ADVISERS TRUST

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Valued Advisers Trust

LS Opportunity Fund

Golub Group Equity Fund

TEAM Asset Strategy Fund

Geier Strategic Total Return Fund

Longview Global Allocation Fund

Cloud Capital Strategic Large Cap Fund

Cloud Capital Strategic Mid Cap Fund

Angel Oak Multi-Strategy Income Fund

Granite Value Fund

Green Owl Intrinsic Value Fund

BRC Large Cap Focus Equity Fund- Institutional Class Shares [effective 12/21/2012]

BRC Large Cap Focus Equity Fund- Advisor Class Shares [effective 12/21/2012]

Mitchell Capital All-Cap Growth Fund [effective 02/01/2013]

Sound Mind Investing Fund [effective 02/28/2013]

Sound Mind Investing Balanced Fund [effective 02/28/2013]

SMI Dynamic Allocation Fund [effective 02/28/2013]

Dreman Contrarian Small Cap Value Fund -Class A [effective 02/28/2013]

Dreman Contrarian Small Cap Value Fund –Retail [effective 02/28/2013]

Dreman Contrarian Small Cap Value Fund –Institutional [effective 02/28/2013]

ICAP Bond

Form 17-02-0949 (Rev. 1-97) Page 1

This Endorsement applies to loss discovered after 12:01 a.m. on December 21, 2012.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: May 23, 2013

ICAP Bond

Form 17-02-0949 (Ed. 1-97) Page 2